Exhibit (b)(ii)

SOS Limited

Room 8888, Jiudingfeng Building, 888 Changbaishan Road,

Qingdao Area, China (Shandong) Pilot Free Trade Zone

People’s Republic of China

+86 0311-80910921

As of December 24, 2020

Citibank, N.A. – ADR Depositary

388 Greenwich Street
New York, New York 10013

SOS Limited – Warrant Exercise Letter Agreement (the “Letter Agreement”)

Ladies & Gentlemen,

We refer to the Deposit Agreement, dated as of May 4, 2017, by and among SOS Limited (the “Company”), a company organized and existing under the laws of the Cayman Islands (the “Cayman Islands”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder (the “Deposit Agreement”). Terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Deposit Agreement.

On December 22, 2020, the Company entered into certain securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”) pursuant to which the Company agreed to sell 2,600,000 of its ADSs and warrants (“Warrants”) to purchase 2,600,000 ADSs (the “Offering”), for gross proceeds of approximately $4 million. The Warrants will be exercisable immediately following the date of issuance for a period of five years at an initial exercise price of $1.55. The purchase price for each ADS and the corresponding Warrant is $1.55. Each warrant is subject to anti-dilution provisions to reflect stock dividends and splits, subsequent rights offerings or other similar transactions, but not as a result of future securities offerings at lower prices. The warrants contain a mandatory exercise right for the Company to force exercise of the warrants if the Company’s ADSs trade at or above $4.65 for ten (10) consecutive trading days.

The purpose and intent of this Letter Agreement is to set forth the terms and conditions upon which, from time to time, (i) the Company may deposit Shares, on behalf of a holder of Warrants (such holder, a “Warrant Holder”) and upon such Warrant Holder’s exercise of a Warrant (a “Warrant Exercise”), and (ii) the Depositary may issue Warrant ADSs, in the form of freely transferable ADSs upon deposit of such Shares.

This Letter Agreement will confirm our understanding and agreement as follows:

1.                  Deposit of Shares. The Company and the Depositary hereby agree that from time to time, the ordinary shares of the Company (the “Shares”) may be delivered upon exercise of Warrants and may be deposited with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof.

The Company hereby confirms that as of the date of each deposit of Shares pursuant to this Letter Agreement that (x) the Shares to be deposited with the Custodian upon exercise of the Warrants (i) have been duly authorized, and will be validly issued, fully paid and non-assessable, (ii) will rank pari passu in all respects, and will be fully fungible, with the Shares, then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally issued and deposited by the Company and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) are not “Restricted Securities” (as defined in the Deposit Agreement), and (y) all pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon exercise of the Warrants have been validly waived or exercised.

2.                  Issuance of ADSs upon Warrant Exercise. The Company hereby confirms to the Depositary that the issuance of Shares upon exercise of Warrants has been registered with the SEC under the Securities Act pursuant to the Registration Statement which is effective and not subject to stop orders as of the date hereof.

The Depositary hereby agrees to deliver freely transferable Warrant ADSs in accordance with the Deposit Agreement upon its receipt from the Company of (i) a duly completed and signed Warrant Exercise Issuance Instruction substantially in the form of Exhibit A hereto to issue Warrant ADSs against the deposit of Shares by the Company, (ii) confirmation of deposit from the Custodian of the applicable Shares by the Company on behalf of Warrant Holders, (iii) the opinions referred in Section 3 below and (iv) an opinion of U.S. counsel to the Company stating, inter alia, that the issuance of Warrant ADSs against the deposit of Shares upon exercise of the Warrant does not violate the registration requirements of the Securities Act, and such issuance of the Shares represented by Warrant ADSs is subject to a registration statement under the Securities Act that is effective and not subject to a stop order, (v) payment of the Warrant ADS issuance fees, taxes and expenses otherwise payable under the terms of the Deposit Agreement and this Letter Agreement.

3.                  Opinions. The Company shall at the time of execution of this Letter Agreement cause (A) its U.S. counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, to the effect that (i) assuming its due authorization, execution and delivery, this Letter Agreement is valid, binding and enforceable against the Company under the laws of the State of New York, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (ii) the issuance of Shares by the Company and the deposit of such Shares on behalf of the Warrant Holders from time to time upon the terms contemplated herein have been registered with the SEC under the Securities Act pursuant to the Registration Statement, and (B) its Cayman Islands counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, that (i) the Company has duly authorized and executed this Letter Agreement, (ii) this Letter Agreement constitutes a legal, valid and binding obligation of the Company under Cayman Islands law enforceable against the Company upon its terms, (iii) all approvals required by Cayman Islands law to permit the deposit of Shares under the Deposit Agreement and this Letter Agreement have been obtained, and (iv) the terms of this Letter Agreement do not and will not contravene or conflict with any Cayman Islands law of general application.

4.                  Depositary Fees. Subject to any other agreements between the Company and the Depositary with respect to the manner in which the fees payable to the Depositary hereunder are paid, the Company and the Depositary agree that the Company reimburse the Depositary for its reasonably incurred and properly documented fees and expenses of legal counsel which shall be paid within 30 days of the Depositary’s request for reimbursement. The Company hereby agrees and acknowledges that the Depositary may charge a fee of US$0.05 per ADS issued to any Holder or Beneficial Owner of such ADSs, along with any other relevant fees provided for in the Deposit Agreement, as contemplated in the Deposit Agreement.

5.                  Fractional Shares and ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of ADSs upon exercise of Warrants, and neither the Depositary nor the Custodian shall accept, under any circumstances (a) any fraction of a Share, nor (b) a number of Shares which upon application of the ADS-to-Share ratio would give rise to a fraction of a Warrant ADS.

6.                  F-6 Registration Statement. The parties hereto confirm that a signed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

7.                  Miscellaneous.

(a)              The parties acknowledge and agree that the indemnification obligations contained in Section 5.8 of the Deposit Agreement shall apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the Deposit Agreement.

(b)              The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c)               This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d)              This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns,

(e)              This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f)                This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

SOS Limited

By: /s/ Yandai Wang
       Name: Yandai Wang
       Title: Chief Executive Officer

Accepted and Agreed
as of the date first written above

CITIBANK, N.A., as Depositary

By: /s/ Keith Galfo
       Name: Keith Galfo
       Title: Vice President

EXHIBIT A
to
Warrant Exercise Letter Agreement, dated as of December 24, 2020
(the “Letter Agreement”), by and between
SOS Limited

and
Citibank, N.A.

_____________________

WARRANT EXERCISE ISSUANCE INSTRUCTION

_____________________

[DATE]

Citibank, N.A. – ADR Depositary

388 Greenwich Street

New York, NY 10013

Attn.: Depositary Receipts Department

By Email:

Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated May 4, 2017, by and among SOS Limited (the “Company”), a company organized and existing under the laws of the Cayman Islands (the “Cayman Islands”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder (the “Deposit Agreement”), and (ii) the Warrant Exercise Letter Agreement, dated as of December 24, 2020 (the “Warrant Exercise Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Warrant Exercise Letter Agreement.

In accordance with and subject to the terms set forth in the Warrant Exercise Letter Agreement and the Deposit Agreement and in all cases pursuant to a Warrant Exercise (as defined in the Warrant Exercise Letter Agreement), the Company hereby notifies the Depositary that it has deposited the number of Shares identified below on behalf of the specified beneficial owner thereof and hereby instructs the Depositary:

(A) to issue the number of ADSs identified below: Number of Shares deposited:	___________ Shares.

Number of ADSs to be issued (CUSIP No.: 83587W106):	___________ ADSs

AND

(B) to deliver the ADSs to1:

(CHECK ONE)

___ (i) DTC

Name of DTC Participant to which the ADSs are to be delivered:	_____________________________

DTC Participant Account No.:	_____________________________

Account No. for recipient of ADSs at DTC Participant (f/b/o information):	_____________________________

Name on whose behalf the above number of ADSs are to be issued and delivered:	_____________________________

Contact person at DTC Participant:	_____________________________

Daytime telephone number of contact person at DTC Participant:	_____________________________

OR

___ (ii) (outside of DTC) to a book entry account maintained on the records of the Depositary

Name of person to whom the ADSs are to be registered[2]:	_____________________________

Street Address:	_____________________________ _____________________________

City, State, and Country:	_____________________________

Email Address:	_____________________________

Nationality:	_____________________________

Social Security or Tax Identification Number:	_____________________________

Daytime telephone number of contact person:	_____________________________

_______________________

1 Delivery of ADSs to be discussed with Warrant Agent (delivery may need to be made to Warrant Agent).

2 If more than one (1) Holder, please complete relevant information in Schedule I.

The Company hereby agrees and acknowledges that the Depositary may charge a fee of US$0.05 per ADS issued to any Holder or Beneficial Owner of such ADSs, along with any other relevant fees provided for in the Deposit Agreement, as contemplated in the Deposit Agreement.

The Company hereby certifies that (A) the Registration Statement (as defined in the Letter Agreement) is effective under the Securities Act and registers the issuance of the Shares being deposited herewith, (B) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Securities and Exchange Commission and (C) the Warrant Holder is not an Affiliate of the Company and that the Shares identified in this Warrant Exercise Issuance Instruction are not “Restricted Securities” (as defined in the Deposit Agreement).

SOS Limited

By: ________________________
Name: Yandai Wang
Title: Chief Executive Officer

Schedule I

Number of Shares Deposited	Number of ADSs to be Issued	Name, Address and Tax Identification No. of Beneficial Owner of ADSs to be issued to a book entry account maintained on the register of the Depositary in Direct Registration Shares or DRS format (outside of DTC)	ADS to be issued into DTC; to include DTC Participant name, DTC Participant number, f/b/o information, and contact details of broker (i.e. name, telephone number, email address)
_______	_______
_______	_______
_______	_______
_______	_______